PARADIGM OIL AND GAS, INC.

FOR IMMEDIATE RELEASE

Paradigm Acquires an Interest in a Heavy Oil Project in Central Alberta Oilsands
With Huge Quantities of Oil in Place

CALGARY, Alberta--(BUSINESS WIRE)--Feb. 18, 2005--The Board of Directors of Paradigm Oil & Gas, Inc. ("Paradigm" or "the Company") (OTCBB: POGI), is pleased to announce the Company has acquired an interest in a major heavy oil project located in the Sawn Lake area of the Peace River region in Central Alberta.

Paradigm has farmed into the 10% interest in the Sawn Lake project owned by 1132559 Alta. Ltd. and operated by Deep Well Oil & Gas Inc. The general terms of the farm-in agreement is that Paradigm will pay 10% to earn the full 10% interest until payout, and will retain 5% interest after payout. Paradigm's participation in any subsequent wells in that Drilling Spacing Unit (DSU) will be at 5% to earn an equal 5% interest. The first well will be drilled on DSU located at Township 91, Range 13 W5M, SE Section 36. Paradigm has also negotiated participation in another well in DSU Township 91, Range 12 W5M, NW Section 29 under the same terms. Furthermore, Paradigm will have the option to participate in all future 1132559 Alta. Ltd.'s interests in Sawn Lake wells under terms to be negotiated.

This acquisition is in line and consistent with Paradigm's investment strategy to acquire small interests in a variety of domestic and international upstream oil and gas projects to develop a high impact and diversified portfolio.

Background: Heavy Oil

Alberta has huge deposits of oil sands that underlie 140,800 square kilometers (54,363 square miles) of the province. These deposits are separated into three regions: Peace River, Athabasca (Fort McMurray area), and Cold Lake (north of Lloydminster).(1)

According to the Alberta Energy & Utilities Board(2), 829,000 barrels per day of bitumen production occurred in 2002. Of this total, over sixty percent was upgraded to produce 435,000 barrels per day of synthetic crude oil and distillates, and 305,000 barrels per day was sold as bitumen. Oil sands production currently represents 35% of Canada's total crude output. By 2005, marketable sales of synthetic crude oil and bitumen are expected to account for 50% of Canadian crude oil output and 10% of North America's output.

More than half of Canada's total oil production is currently classified as heavy oil. Conventional oil production is projected to decline while heavy oil production is expected to more than double from the current level of over 1.0 million barrels per day within 10 years. Capital expenditures in Alberta's heavy oil industry are anticipated to exceed $60 billion in the period between 2003 and 2012.

The Sawn Lake Project

The Sawn Lake project located in the Peace River region includes over 63 sections of land. The project is operated by Deep Well Oil & Gas Inc. who maintains an 80% operating interest in the project.

An independent resource evaluation carried out by Ryder Scott Company estimates 820 million barrels of oil in place for the Sawn Lake Project. This report can be found at www.deepwelloil.com.

The Sawn Lake project has similar geological characteristics to the existing Seal Field project producing heavy oil from the same Bluesky reservoir formation. The primary production without any enhanced recovery is 2,500 barrels per day for the first nine months ended September 30, 2004.(3) Average primary well productivity is 400-500 barrels per day.

Other operators targeting the deeper Slave Point Formation have previously drilled much of the land. Because of the earlier extensive exploration for deeper light oil, Sawn Lake project is able to benefit from data collected by others pertaining to the drilling of 67 wells that penetrated and partially delineated the Bluesky Formation heavy oil reservoir.

Anticipated Sawn Lake operations

The initial development step is scheduled to commence during the first quarter of 2005. The early focus of the drilling program is to define the heavy oil reservoir one section at a time and attempt to initiate production from each drilled location as soon as practical in order to generate an early positive cash flow.

Upon the successful testing of each drilled section, the operator will prepare and file applications with the Alberta Department of Energy for full-scale development. The section-by-section test period is to be followed by a comprehensive production-drilling program. Full production will be coordinated with the start-up of the field enhancement facility to minimize dependence upon trucking.

The most significant factor in the potential profitability of field enhancement will be the physical location of facilities. The Sawn Lake Heavy Oil Project is advantageously situated since the property is in very close proximity to both oil and gas pipelines. Furthermore, both of these existing pipelines have a significant excess capacity that may become available to the Company.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

* (1) Alberta Energy Utilities Board 2003
* (2) Alberta Energy Utilities Board 2003
* (3) Q2 2004 Financial Results - BlackRock Ventures Inc. (Toronto Stock Exchange: BVI),
which is available for review at www.sedar.com

FOR FURTHER INFORMATION, CONTACT
Paradigm Oil & Gas, Inc. (OTC Bulletin Board: POGI)
          Robert L. Pek
          President
          35 - 12880 Railway Avenue,
          Richmond, B.C., V7E 6G4
          (403) 827-1208